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                                                                    Exhibit 23


The Board of Directors
Foilmark, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-90281 and 333-90283) on Form S-8 of Foilmark, Inc. of our report dated August 30, 2000, relating to the consolidated balance sheets of Foilmark, Inc. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year ended June 30, 2000, the six months ended June 30, 1999 and the year ended December 31, 1998 and related schedule, which report appears in the June 30, 2000 annual report on Form 10-K of Foilmark, Inc.



                                       KPMG LLP


Melville, New York
September 29, 2000